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                                                                    EXHIBIT 99.1

          Alteon Inc. (ticker: ALT, exchange: American Stock Exchange)
                            News Release - 12/23/2002

 ALTEON ENTERS INTO AGREEMENT TO RAISE $3 MILLION THROUGH SALE OF COMMON STOCK

RAMSEY, N.J., Dec. 23 /PRNewswire-FirstCall/ -- Alteon Inc. (Amex: ALT) announced today that it has entered into a stock purchase agreement to sell common stock to a group of existing institutional investors, raising net proceeds of approximately $3 million. The institutional investors include funds managed by William Harris Investors, Inc., DMG Advisors LLC, Merlin BioMed Private Equity Fund, L.P. and Vertical Ventures Investments, LLC. The 1,714,285 million shares of common stock, being sold at $1.75 a share, are offered through a prospectus supplement pursuant to the company's effective shelf registration statement. The agreement is subject to customary closing conditions.

"In these complex financial and geopolitical times, we felt it was prudent to increase our financial resources with a small stock offering as we await the results of the three ongoing Phase II clinical trials of our lead compound ALT-711," said Kenneth I. Moch, President and Chief Executive Officer. Alteon's Phase IIa DIAMOND trial in diastolic dysfunction is slated to be unblinded in 1Q'03. The SAPPHIRE and SILVER Phase IIb trials in systolic hypertension will be unblinded about mid-year.

About Alteon

Alteon is developing several new classes of drugs that reverse or slow down diseases of aging and complications of diabetes. These compounds have an impact on a fundamental pathological process caused by protein-glucose complexes called Advanced Glycosylation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues, organs and vessels and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon is initially developing therapies for cardiovascular and kidney diseases in older or diabetic individuals.

Alteon has created a library of novel classes of compounds targeting the A.G.E. Pathway. These include A.G.E. Crosslink Breakers, A.G.E. Formation Inhibitors and Glucose Lowering Agents. The Company's lead A.G.E. Crosslink Breaker, ALT-711, is being evaluated in the Phase IIb SAPPHIRE clinical trial focused on patients with systolic hypertension, the Phase IIb SILVER trial in patients with systolic hypertension and left ventricular hypertrophy, and the Phase IIa DIAMOND trial in patients with diastolic heart failure. ALT-711 is also undergoing a Phase I investigation in end-stage renal disease patients undergoing peritoneal dialysis, a patient population that has significant cardiovascular disease. Other A.G.E. compounds are being evaluated for skin aging and additional indications. For more information on Alteon, visit the Company's web site at http://www.alteon.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and
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litigation, competitive products, ability to obtain financing, and other risks identified in Alteon's filings with the Securities and Exchange Commission. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE Alteon Inc.

/CONTACT: Susan M. Pietropaolo, Director, Corporate Communications & Investor Relations, +1-201-934-5000 or spietropaolo@alteonpharma.com/